EXHIBIT 10.8

ACCESS AND USE AGREEMENT

THIS ACCESS AND USE AGREEMENT (this “Agreement”) is entered into on April 7, 2009 to be effective as of 11:59 PM CDT March 31, 2009 (the “Effective Date”), by and between SemMaterials, L.P., an Oklahoma limited partnership (“SemMaterials”), and SemMaterials Energy Partners, L.L.C., a Delaware limited liability company (“SMEP”).  SemMaterials and SMEP are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, SemMaterials and SMEP entered into that certain Terminal Access and Use Agreement, dated as of January 28, 2008 (the “Terminal Agreement”) which set forth certain rights, obligations, terms, conditions and restrictions associated with and necessary for SemMaterials to access the Terminals to facilitate the processing, sale, delivery, and/or removal of asphalt cement, residual fuel oil or other product or inventory;

WHEREAS, commencing on July 22, 2008, SemGroup, L.P., an Oklahoma limited partnership (“SemGroup”) and certain of its Affiliates (including SemMaterials), filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (as defined herein);

WHEREAS, on March 6, 2009, SemGroup and certain of its Affiliates (including SemMaterials) and SemGroup Energy Partners, L.P., a Delaware limited partnership (“SGLP”) and certain of its Affiliates (including SMEP) entered into a term sheet regarding the principal terms of a settlement agreement (the “Settlement”) between SemGroup and SGLP;

WHEREAS, pursuant to the terms of the Settlement, SemGroup and its Affiliates agreed to transfer the Asphalt Transferred Assets (as defined herein) to SGLP and its Affiliates;

WHEREAS, as part of the Settlement SemMaterials will reject the Terminal Agreement in the Bankruptcy Cases and liquidate the Existing Asphalt Inventory (as defined herein); and

WHEREAS, the Parties desire to agree upon and set forth certain rights, obligations, terms, conditions and restrictions associated with and necessary for SemMaterials to access the Terminals and the Asphalt Transferred Assets, as necessary, to facilitate the processing, sale, delivery and/or removal of the Existing Asphalt Inventory during the Liquidation Period (as defined herein).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions.  In addition to terms defined elsewhere in this Agreement, where capitalized, the following words and phrases in this Agreement shall be defined as follows:

(a) “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly, controls, is controlled by or is under common control with, such specified entity through one or more intermediaries or otherwise; provided that, for purposes of this Agreement, (i) SemGroup Energy Partners G.P., L.L.C., SemGroup Energy Partners, L.P. and their subsidiaries (the “SGLP Parties”) shall not be deemed to be Affiliates of SemGroup G.P., L.L.C., SemGroup, L.P. and their subsidiaries (other than the SGLP Parties) (the “SemGroup Parties”) and (ii) the SemGroup Parties and its subsidiaries shall not be deemed to be Affiliates of the SGLP Parties.  For the purposes of this definition, “control” means, where used with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

(b) “Asphalt Transferred Assets” means, collectively, (i) the “Asphalt Processing Assets” as defined in the Contribution Agreement, (ii) the “Prior Retained Easements” as defined in the Contribution Agreement and (iii) the “Prior Retained Leasehold Agreements” as defined in the Contribution Agreement.

(c) “Bankruptcy Cases” means the chapter 11 cases commenced by SemGroup and certain of its direct and indirect subsidiaries on July 22, 2008 (including any case commenced after the date of this Agreement), jointly administered under Case No. 08-11525 (BLS).

(d) “Bankruptcy Code” means Title 11 of the United States Code, as amended.

(e) “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Bankruptcy Cases from time to time.

(f) “Contribution Agreement” means that certain Contribution, Conveyance, Assignment and Assumption Agreement, dated as of the Effective Date, by and among SemMaterials, K.C. Asphalt L.L.C., SemMaterials Energy Partners, L.L.C. and SGLP Asphalt, L.L.C.

(g) “Existing Asphalt Inventory” means any of SemMaterials’ or its Affiliates’ asphalt cement, residual fuel oil or other product or inventory that is owned on its own behalf or held on behalf of third parties and that is stored in the Asphalt Transferred Assets or in SGLP’s or its Affiliates’ liquid asphalt cement facilities as of the Effective Date.

(h) “Liquidation Period” means the period commencing as of the Effective Date and ending on October 31, 2009.

(i) “SMEP Owned Real Property” means that certain land owned in fee by SMEP at which some of the Terminals are located as more particularly described on Schedule 1(i) attached hereto.

(j) “SMEP Leased Real Property” means that certain land leased by SMEP at which some of the Terminals are located as more particularly described on Schedule 1(i) attached hereto.

(k) “Terminal Assets” means all of the property of SMEP at and comprising the Terminals including the SMEP Owned Real Property, the SMEP Leased Real Property and all of those certain asphalt and residual fuel oil storage tanks and related equipment, facilities, buildings, loading facilities, controls and other assets located at or used in connection with the Terminals, all as more particularly described on Schedule 1(k) attached hereto.

(l) “Terminals” means those certain terminals described in Schedule 1(i) which include the Terminal Assets, the SMEP Owned Real Property or SMEP Leased Real Property, as applicable, and the Asphalt Transferred Assets.

2. Reservation and Recognition of Access and Use Rights. SemMaterials hereby reserves and retains the rights to access and use SMEP’s Terminal Assets and the Asphalt Transferred Assets, to the extent necessary (a) to permit the processing, sale, delivery and/or removal of the Existing Asphalt Inventory during the Liquidation Period in accordance with customary industry practice and in a manner consistent with historical practice, and (b) to permit the fulfillment by the Parties of their obligations under Section 10 of this Agreement, and (c) to park mobile equipment including trucks, trailers, and paving related equipment to the extent such parking does not interfere with the operation of the Terminals.  SMEP hereby recognizes and agrees to provide and accommodate the access rights of SemMaterials under this Agreement subject to, and agrees to perform and abide by, the terms and conditions set forth in this Agreement.  SemMaterials expressly disclaims the right to use Terminal Assets which relate solely to SMEP’s asphalt cement and residual fuel oil terminalling and storage business and operations and which are not needed in connection with the processing, sale, delivery and/or removal of the Existing Asphalt Inventory during the Liquidation Period.

3. Term.  This Agreement shall commence on the Effective Date and shall remain in effect separately with respect to each Terminal until the earlier of conclusion of the Liquidation Period or the date on which all Existing Asphalt Inventory is removed from each Terminal and Customer provides a written notice to Owner stating all Product is removed (the “Term”).  Such written notice can be delivered via electronic mail or facsimile.

4. Operation and Maintenance of Terminal and Assets; Sharing of Common Costs.

(a) Apportionment and Sharing of Costs.  Except as provided in this Section 4, SMEP shall be solely responsible for and shall pay and discharge when due and payable all costs and expenditures relating to the ownership and operation of Terminal Assets, SMEP Owned Real Property, SMEP Leased Property and Asphalt Transferred Assets. SemMaterials shall be solely responsible for those costs and expenditures that directly relate to processing, storage and distribution activities with respect to the Existing Asphalt Inventory during the Liquidation Period, which costs shall be prorated for the portion of the month or other time period the Terminal Assets or Asphalt Transferred Assets are used by SemMaterials.  Notwithstanding anything to the contrary herein, SemMaterials shall not be responsible for any portion of SMEP’s overhead costs.

(b) Payment and Discharge of Apportioned Costs; Audit Rights.  SMEP shall be obligated to pay all costs associated with the ownership and operation of the Terminals and the Asphalt Transferred Assets and shall invoice SemMaterials for its respective share of operating costs under Section 4(a) on a monthly basis during the Liquidation Period with reasonable supporting documentation for each cost item described in the invoice.  Such cost allocation will also comply with the terms of the Transition Services Agreement between the Parties.  Such invoices shall be payable within fifteen (15) days after receipt.  SMEP shall keep such books and records (which shall be maintained on a consistent basis and substantially in accordance with generally accepted accounting principles) and shall readily disclose the basis for any charges or costs or credits, ordinary or extraordinary, billed or due to the other Party under this Agreement and shall make them available for examination, audit, and reproduction by the other Party and its agents for a period of eighteen (18) months after such charge or credit is billed or due.

(c)           Disputed Amounts.

If SemMaterials disputes the amount reflected in any statement or invoice delivered pursuant to Section 4(b) of this Agreement, then SemMaterials may, within thirty (30) days after receipt of such statement or invoice, deliver a written notice to SMEP (the “Dispute Notice”) setting forth the items in dispute in reasonable detail (the “Disputed Items”).  During the thirty (30) day period following delivery of the Dispute Notice (the “Resolution Period”), the Parties will use their commercially reasonable efforts to reach agreement on the Disputed Items set forth in the Dispute Notice.  If the Parties are unable to reach an agreement during the Resolution Period, then they will appoint a mutually acceptable independent party to review the Dispute Notice and determine the final amount of the Disputed Items.  If the Parties are unable to agree on a single independent party within fifteen (15) days after the end of the Resolution Period, then the Parties will each appoint one (1) independent party, who will jointly select a third independent party (singly or collectively, the “Referee”), within thirty (30) days after the end of the Resolution Period.  The Referee shall deliver its determination to the Parties within thirty (30) days from the date of its engagement.  The Referee’s report shall be final and binding upon the Parties.  The cost of the Referee’s engagement and report shall be shared fifty percent (50%) by Owner and fifty percent (50%) by Customer.

5. Health and Safety.  In use of SMEP’s Terminal Assets and the Asphalt Transferred Assets and the exercise of its rights hereunder, SemMaterials shall conduct safe operations and shall comply with all applicable federal, state, and local rules, regulations and orders and SMEP job-site rules and regulations regarding safety, health and fire protection.  SMEP shall provide SemMaterials with copies of all manuals, pamphlets and brochures and obtain other information regarding SMEP’s safety and emergency policies, procedures and rules.  SemMaterials shall familiarize themselves and their employees, agents, contractors and invitees with such safety and emergency information and shall be responsible for providing any required training.  SemMaterials shall provide all such appropriate protective equipment and clothing as may be required, and all persons accessing the Terminals shall wear such required protective equipment and clothing at all times while thereon.  SemMaterials will access and use the Terminals, Terminal Assets and the Asphalt Transferred Assets in a manner that will not unreasonably interfere with SMEP’s operations at such Terminals or create an unreasonable safety risk or hazard.  No smoking or open flame or matches or lighters shall be permitted on the Terminal property without SMEP’s express prior approval.  SemMaterials shall ensure that the Terminals are at all times kept free of waste and are left clean and orderly.  Equipment placement and material storage shall be at locations satisfactory to SMEP.  SMEP shall have no duty to monitor compliance by SemMaterials or any contractors, employees or other third parties with any safety rules, regulations or requirements; provided, however, if SMEP becomes aware of any such violation of safety rules, regulations or requirements, SMEP may require SemMaterials to correct violations immediately, and in the event of aggravated or repeated violations, SMEP may refuse to allow any person or persons committing such violations to have continuing access to the Terminal, Terminal Assets or the Asphalt Transferred Assets.  SemMaterials shall use commercially reasonable efforts to prevent and minimize hazardous conditions arising as a result of its use of the Terminals and the Asphalt Transferred Assets and shall promptly correct any unsafe or hazardous condition at the Terminals or relating to any of the Asphalt Transferred Assets caused by SemMaterials or its respective employees or agents of which they are aware.  SMEP shall promptly correct any unsafe or hazardous condition at the Terminals caused by SMEP or its employees or agents of which SMEP is aware which could materially interfere with the use by SemMaterials of the Terminals, Terminal Assets or the Asphalt Transferred Assets for the purposes described herein.

6. Security.  SemMaterials and its employees, agents, invitees and contractors shall comply with SMEP’s security requirements applicable to each Terminal and shall obey the applicable directions of SMEP’s security personnel and contractors.  SMEP may impose reasonable restrictions and limitations upon access to all or any portion of the Terminal, Terminal Assets or the Asphalt Transferred Assets, including restrictions as to time and place of access at any particular time or location to the extent it does not materially interfere with exercise of rights by SemMaterials hereunder.  All persons shall abide by all such restrictions and limitations.  Any person found in violation of any such restrictions and limitations may be removed from the Terminal by SMEP, and SMEP may refuse to allow such person any further access to the Terminal.  Unless otherwise specifically provided in writing, SMEP shall have no duty to provide any security for protection of the persons or property of SemMaterials or any contractors, employees, agents or invitees.  SMEP may issue passes or visitor identification cards to employees, contractors, or representatives of SemMaterials, which must be presented upon request before entry into Terminals and surrendered upon demand or upon any termination or expiration of this Agreement.  Passes or other identification shall be issued only to persons meeting any reasonable security criteria applicable at the relevant Terminal.

7. Wastes; Hazardous Materials.  Each Party shall at all times keep those areas within the Terminal used by such Party pursuant to this Agreement free from accumulations of waste material or rubbish resulting from such Party’s use thereof, and each Party shall remove at their own expense all temporary structures, rubbish and waste materials resulting therefrom.  Each Party shall take all commercially reasonable steps to eliminate or minimize the generation of Hazardous Materials in connection with its use of the Terminals.  Each Party shall be responsible for safely and properly handling, removing and disposing of all Hazardous Materials used, stored or generated in conjunction with any use of the Terminals, the Asphalt Transferred Assets or their other respective assets, including, without limitation, the Existing Asphalt Inventory, in accordance with all applicable Hazardous Materials Laws.  Upon completion of any work on or about a Terminal, each Party shall leave the work site in a clean and orderly condition, free from trash, rubbish, debris and other wastes.  “Hazardous Materials,” as used herein, shall mean, without limitation, those materials defined or regulated as hazardous substances, extremely hazardous substances, hazardous chemicals, hazardous materials, toxic substances, toxic chemicals, air pollutants, toxic pollutants, hazardous wastes, extremely hazardous wastes, radioactive materials or restricted hazardous waste by Hazardous Materials Law.  The term “Asbestos” as used herein shall mean any asbestos or material containing asbestos.  The term “Hazardous Materials Law” as used herein means any federal, state, or local law (including common law), ordinance or regulation or any court judgment or order of any federal, state or local agency or regulatory body applicable to the Terminal relating to industrial hygiene or to environmental or unsafe conditions including, but not limited to, those relating to the generation, manufacture, storage, use, handling, transportation, recycling, disposal, release, emission or discharge of Hazardous Materials and Asbestos, those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Terminal, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about each Terminal.  Each Party shall use commercially reasonable efforts to reduce and minimize accidents arising in connection with use of the Terminal and shall promptly report to the other Party all accidents or occurrences resulting in injuries to the employees of SemMaterials or third parties and damage to the other Party’s property or third parties, arising out of such Party’s use of a Terminal.  SemMaterials and SMEP shall provide each other a detailed written incident report and shall furnish such other Party with a copy of non-privileged reports made by the reporting Party to such Party’s insurers, governmental entities or to others of such accidents or occurrences.  Each Party shall promptly report any governmental inspections relative to such Party’s operations conducted at the Terminal and the results of the inspections.  Where advance notice of an inspection is given, each Party shall promptly notify the other Party using the Terminal of the same.  Each Party shall inform the other Party of any notices, warnings, or asserted violations issued by any governmental agencies relative to any activities performed by such Party at the Terminal.

8. Reserved.

9. Personnel, Contractor Prohibitions and Restrictions.  The possession, use, manufacture, distribution, transfer of, or being under the influence of any unauthorized, prohibited, illegal or controlled substance, or drug paraphernalia, or possession of any firearm, weapon, explosive or ammunition is prohibited at the Terminals.  As used in this provision, “substance” refers to alcohol, drug(s), chemical(s), illegal or prescribed, that may be inhaled, injected, absorbed or taken by mouth that may, in the SMEP’s opinion, impair an individual.  SemMaterials shall not allow and shall take all steps reasonably necessary to prevent the possession of any unauthorized, prohibited, illegal, or controlled substance, illegal weapon or firearm by one of its employees, agents, contractors or invitees at the Terminal.  Any employees, agents, invitees or contractors of SemMaterials who violate this prohibition are subject to immediate removal from the Terminal and such removal shall not constitute any cause for claim or damages against SMEP, and SMEP may prevent such persons from returning to the Terminal.  Prohibited items and substances may be confiscated and transferred to appropriate law enforcement authorities.  SMEP shall enforce the prohibitions and restrictions described in this paragraph against its own personnel, contractors or visitors, or other users of the Terminals.

10. Regulatory Matters and Compliance.  SMEP and SemMaterials and their respective employees, agents and invitees shall comply with all applicable federal, state, and local laws, rules, regulations and orders in connection with their respective use of the Terminals.  Each Party shall secure and maintain current all required permits, licenses, certificates, and approvals relating to its use of the Terminals or the Asphalt Transferred Assets, as applicable and in accordance with the terms of the Transition Services Agreement.  SMEP shall comply with all applicable federal, state, and local laws, rules, regulations and orders pertaining to the operation of the Terminal and the Asphalt Transferred Assets to the extent reasonably necessary to enable SemMaterials to exercise the rights provided hereunder.  SemMaterials and SMEP shall reasonably cooperate and coordinate with each other with respect to permits, environmental prevention plans and storm water permitting.

11. Notice of Damage; Emergency Management.  SemMaterials shall promptly notify SMEP of any matters pertaining to any damage or impending damage to or loss of any of the SMEP’s assets or facilities that are known to such Party.  SMEP shall promptly notify SemMaterials of any damage or impending damage to or loss of any of their assets or facilities, including any unpermitted release or threat of release of Hazardous Materials, that are known to SMEP.  In the event of an emergency occurring at any Terminal, SMEP and SemMaterials shall diligently cooperate in good faith to appropriately manage the emergency situation in a timely and effective manner.  Such cooperation shall include, but not be limited to, providing of necessary access to all portions of the Terminal and the improvements thereon.

12. Access to Terminals and Asphalt Transferred Assets.  SemMaterials shall have access to the Terminals and the Asphalt Transferred Assets for the exercise of its rights granted hereunder during each such Terminal’s normal business hours in accordance with its ordinary course of business and consistent with past practice, subject to the terms and conditions set forth in this Agreement and to reasonable Terminal shutdowns or restrictions to address emergency or hazardous situations or as reasonably necessary to protect SMEP’s assets or operations.  SMEP may reasonably designate certain areas within the Terminals as private and restrict the access of SemMaterials thereto to the extent such areas do not relate to SemMaterials’ business activities or unduly impede SemMaterials’ access to the Asphalt Transferred Assets.  In the event SemMaterials needs access to any such restricted areas at a particular Terminal, SemMaterials shall provide SMEP with advance notice and SMEP shall provide an escort for such access.

13. Reserved.

14. Standards of Operation; Prevention of Interference with Other Party’s Operations.  Except as otherwise set forth herein, for purposes of this Agreement, the normal and customary standards of performance within the asphalt industry shall be the measure of whether a Party’s performance is reasonable and timely and each Party shall conduct its business, operations and other activities undertaken at the Terminals pursuant to this Agreement in accordance with such standards.  Neither SemMaterials nor SMEP shall use equipment, technologies, or methods of operation that adversely interfere or affect the operations or assets of the other Party using the Terminal.  Each Party shall take all reasonable precautions to prevent damage to the Terminals or any of the assets located thereon.

15. Reserved.

16. Reserved.

17. Indemnification.

(a) SemMaterials, for itself, its successors and assigns hereby (i) waives its right to bring any claim or cause of action against SMEP, its agents and employees and (ii) agrees to indemnify, defend and hold harmless SMEP for any claim or cause of action for any loss, damage, injury, or other casualty of whatsoever kind or by whomsoever caused, to the person or property arising out of, or resulting from SemMaterials' use, possession or operation thereof, or from its installation, existence, use, maintenance, conditions, repair, alteration, removal or replacements of any improvements thereof, unless due to the gross negligence or willful misconduct of SMEP, its agents or employees.

(b) SemMaterials agrees to indemnify and save SMEP harmless from and against any and all liabilities, claims, demands, suits, judgments, damages or losses, including costs, fees and expenses, in connection therewith, or incidental thereto, in any manner arising from or in connection with, any actual or threatened pollution or threatened pollution or contamination, in any manner, resulting from: (i) SemMaterials’ access and use of the Terminals under this Agreement and (ii) the performance of any of the obligations set forth in this Agreement by SemMaterials, its invitees, or persons, firms, or corporations doing work for SemMaterials or by the agents, servants or employees of any of them.

18. Limitation of Liability.  Notwithstanding any other provision, SemMaterials shall not be liable to the other Party for special, punitive, exemplary, consequential, or indirect losses or damages suffered by SMEP as a result of the performance or nonperformance of its obligations under this Agreement, or its acts or omissions related to this Agreement or its use of the system, whether or not arising from sole, joint or concurrent negligence, strict liability, violation of law, breach of contract, breach of warranty, or any other source whether or not foreseeable and even if the Parties have been advised of the possibility of such damages.

19. Insurance.

(a) Obligation to Obtain.  During the Term, the Parties (or their agents) shall each obtain and/or maintain not less than the following insurance:

(i) Commercial General Liability Insurance with a combined single limit of $1,000,000 for bodily injury and property damage per occurrence and in the aggregate.

(ii) If a Party has employees, Worker’s Compensation Insurance (including Occupational Disease coverage) in amounts required by applicable law and Employers Liability Insurance (including Occupational Disease coverage) with limits not less than $500,000 each accident.  If work is to be performed in North Dakota, Ohio, Washington, Wyoming, or West Virginia, the Party shall participate in the appropriate state fund(s) to cover all eligible employees and provide a stop gap endorsement.

(iii) Automobile Liability Insurance with a combined single limit of $1,000,000 for bodily injury and property damage per occurrence, to include coverage for all owned, non-owned, and hired vehicles.

(iv) Excess (or Umbrella) Liability Insurance with a combined single limit of $9,000,000 for bodily injury and property damage per occurrence, such insurance providing excess or umbrella liability coverage above primary liability limits set forth in Subsections (i), (ii), and (iii) of this Section.

(v) Insurance on an all risk basis for the replacement value of such Party’s property (including fixtures, improvements and equipment) located at the Terminals and any other insurance against other perils and in such amounts as the Parties agree from time to time should be reasonably required.

The limits set forth above are minimum coverage amounts and are not intended and shall not be construed to limit the liability of either Party under this Agreement.  Failure of either Party to demand such certificate or other evidence of full compliance with these insurance requirements or failure of either party to identify a deficiency from evidence that is provided shall not be construed as a waiver of either Party’s obligation to maintain such insurance.

(b) Policy Requirements.  All insurance required hereunder shall be maintained with responsible, solvent and reputable insurance companies with an A.M. Best rating of A-IX or better that are qualified to do business in the State of Oklahoma. Each Party shall provide the other Party with an insurance certificate confirming compliance with the insurance requirements of this Article.  SemMaterials shall, in addition to and without limitation of the requirements of this Section 20, cause the insurance policies described in Sections 20(a)(i) and 20(a)(iii) to include SMEP as an additional insured.  All insurance required hereunder and provided by SemMaterials shall be primary to any other insurance coverage of SMEP and shall apply and be in full force and effect regardless of the existence of other insurance.  The insurance certificate shall indicate that the other Party shall be notified not less than ten (10) calendar days prior to any cancellation in coverage; provided, however, that with respect to the policies described in Sections 20(a)(i) and 20(a)(iii), the insurance certificate shall provide that SMEP shall be notified not less than thirty (30) calendar days prior to any cancellation in coverage.  If either Party provides any of the foregoing coverages through a claims-made policy basis, that Party shall endeavor to maintain, for at least three years beyond the expiration of this Agreement, a tail policy.

(c) Waiver of Claims; Waiver of Subrogation.  Each Party hereto hereby waives any and all claims for recovery which such Party or anyone claiming through such Party may have against the other Party hereto (or such other Party’s officers, agents or employees) for or with respect to any loss of or damage to such waiving Party’s property which is (i) insured under valid insurance policies, to the extent of any recovery actually collectible under such insurance policies, or (ii) required by this Agreement to be insured, to the extent any recovery would be collectible if such insurance policies were obtained and maintained as required by this Agreement, whether or not such loss or damage is caused by the negligence of such other Party or such other Party’s agents, employees or contractors or of any other person or persons for whose actions such other Party may be responsible or liable.  SMEP and SemMaterials each agree to obtain from the insurance companies providing its insurance applicable hereto permission to allow SMEP and SemMaterials to waive their respective insurance companies’ rights of subrogation.  SMEP and SemMaterials shall each provide to the other written proof of the waiver of said claims by said insurance companies.

(d) Blanket Policies.  Nothing in this Agreement shall be construed to prevent either Party from satisfying its insurance obligations pursuant to this Agreement under a blanket policy or policies of insurance that meet or exceed the requirements of this Article.

(e) Diligent Pursuit of Claims.  In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance required by this section, the Party carrying such coverage shall make commercially reasonable efforts to pursue such claim with its carrier.

20. Reserved.

21. Reserved.

22. Default.  A Party shall not be in default under this Agreement unless and until the non-defaulting Party provides it written notice of such default and the defaulting Party fails to cure the same within thirty (30) calendar days after receipt of such notice (or, with respect to monetary defaults, within ten (10) business days after receipt of such notice); provided, however, that where a non-monetary default cannot reasonably be cured within such thirty (30) day period, if the defaulting Party proceeds promptly to cure the default with due diligence, the time for curing such default shall be extended for such period of time as may be reasonably necessary to complete such curing.  Any event of default may be waived at the non-defaulting Party’s option.  Upon the failure of a Party to timely cure any such default after notice thereof from the other Party and expiration of the above cure periods, then the non-defaulting Party may pursue any legal remedies it may have under applicable law or principles of equity relating to such default.  Either Party may seek equitable remedies prior to expiration of the above cure period to prevent irreparable harm.

23. Reserved.

24. Force Majeure.  No Party shall be in default under this Agreement with respect to any delay in its performance caused by any of the following conditions (each a “Force Majeure Event”):  (a) act of God; (b) fire; (c) flood; (d) material shortage or unavailability not resulting from the responsible Party’s failure to timely place orders or take other necessary actions therefor; (e) war or civil disorder; or (f) any other cause beyond the reasonable control of such Party.  The Party claiming relief under this Article shall promptly notify the other in writing of the existence of the Force Majeure Event relied on, the expected duration of the Force Majeure Event, and the cessation or termination of the Force Majeure Event.  The Party claiming relief under this Article shall exercise commercially reasonable efforts to minimize the time for any such delay.

25. Notice.  Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed to the other Party as follows:

If to SMEP:	SemMaterials Energy Partners, L.L.C. Attn: President 6120 South Yale, Suite 500 Tulsa, OK 74136 Facsimile No. (918) 524-5805

With a copy to:	Baker Botts L.L.P. Attn: Doug Rayburn 2001 Ross Avenue Suite 600 Dallas, Texas 75201 Facsimile No.: (214) 661-4634

If to SemMaterials:	SemMaterials, L.P. Attn: President 6502 South Yale Avenue Tulsa, OK 74136 Facsimile No. (918) 524-8920

With a copy to:	Weil, Gotshal & Manges, LLP Attn: Michael A. Saslaw, Esq. 200 Crescent Court, Suite 300 Dallas, TX 75201-6950 Facsimile No.: (214) 746-7777

or at such other address as may be designated in writing to the other Party.

Unless otherwise provided herein, notices and invoices shall be hand delivered, sent by registered or certified U.S.  Mail, postage prepaid, or by commercial overnight delivery service, or transmitted by electronic mail or facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by electronic mail or facsimile, on the day after being sent when sent by overnight delivery service, or three United States Postal Service business days after deposit in the mail when sent by U.S.  mail.

26. Reserved.

27. Miscellaneous.

(a) Headings.  The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

(b) Standards of Performance.  Except as otherwise set forth herein, for the purpose of this Agreement the normal standards of performance within the asphalt storage and manufacturing industry in the relevant market shall be the measure of whether a Party’s performance is reasonable and timely.

(c) Section References.  Except as the context otherwise indicates, all references to Exhibits, Sections, and Subsections refer to provisions of this Agreement.  The words hereof, herein, hereunder or similar words refer to this Agreement as a whole and not to any particular provision, paragraph or Section.

(d) Amendment or Waiver.  This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.  The Parties hereby acknowledge and agree that a material amendment to this Agreement requires the approval of the Bankruptcy Court prior to the effective date of the plan of reorganization in the Bankruptcy Cases.  No waiver or failure of enforcement by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the defaulting Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the defaulting Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of any non-defaulting Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

(e) Severability.  Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

(f) Assignment.                                No Party hereto may assign this Agreement, in whole or in part, except with the prior written approval of each other Party, which approval shall not be unreasonably withheld; provided, however, that a Party may assign this Agreement to an Affiliate or any purchaser of or successor to all or substantially all of the asphalt assets or business of such Party; provided, further that SemMaterials has pledged, and may continue to pledge, its ownership interest in the Existing Asphalt Inventory for the benefit of its creditors to the extent permitted by Applicable Law.  This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns, including with respect to SemMaterials, any reorganized debtor entity appointed pursuant to the plan of reorganization of SemMaterials.

(g) Entire Agreement and Conflict with Attachments.  This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it.  The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.  In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.

(h) Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF OKLAHOMA (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

(i) Jurisdiction.

(i) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected hereby, and (ii) any and all Actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 25; provided, however, that if a plan of reorganization has become effective in the Bankruptcy Cases, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the federal or state courts in Oklahoma City, Oklahoma for the resolution of any such claim or dispute.

(ii) The Parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue or any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum of the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iii) Each of the Parties hereto consents to process being served by any Party to this Agreement in any suit, Action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 25.

(j) Counterparts.  This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument.

(k) Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

(l) No Third-Party Beneficiaries.  Except as provided in Section 17, nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any limited partners of SGLP) other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

(m) No Strict Construction.  The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, duly authorized representatives of SemMaterials and SMEP have executed this Agreement as of the date hereof to be effective as of the Effective Date.

SEMMATERIALS ENERGY PARTNERS, L.L.C.

By:/s/ Alex G. Stallings

 Name: Alex G. Stallings

Title:    Chief Financial Officer and Secretary

SEMMATERIALS, L.P.

By:  SemOperating G.P., L.L.C.,
        its general partner

By:/s/ Terrence Ronan

Name: Terrence Ronan

Title:   President & CEO

SCHEDULE 1(i)

DESCRIPTION OF TERMINALS, SMEP OWNED REAL

PROPERTY AND SMEP LEASED REAL PROPERTY

TERMINAL	Street Address	Land Owned or Leased
Ardmore, OK	2500 Refinery Road	L
Austin, TX	8803 North Mopac Expressway	O
Bay City, MI	309 Woodside Avenue	O
Billings, MT	7315 Mossmain Lane	O
Boise, ID	4303 Gekeler Lane	O
Catoosa, OK (Emulsion plt)	5850 Arkansas Road	L
Catoosa, OK (Port 33)	100 N. 321st E. Avenue
Port of Catoosa	5645 E. Channel Road
Chicago, IL Marine Oil	4950 W. 41st Street	L
Columbus, OH	3737 Fisher Road	O
Denver C, CO	4310 E. 60th Avenue	O
Denver K, CO	4308 E. 60th Avenue	L
Dodge City, KS	2600 Butter & Egg Road	O
El Dorado, KS	800 E. 10th Street	L
Ennis, TX	203 Cedar Road	O
Fontana, CA	14929 Slover Avenue	O
Garden City Plant PMAC/CB	14 Fountain Drive	O
Gloucester City, NJ	King Street & Jersey Avenue	O
Grand Island, NE	4112 Academy Road	L
Grand Jct, CO	202 Fourth Avenue	O
Halstead, KS	300 Industrial Road	O
Las Vegas, NV	3901 W. Ponderosa Way	O,L
Lawton, OK	9301 SW Koch Street	O
Little Rock, AR	601 Shamburger Lane	O
Lubbock, TX	1611 Marshall Street	O,L
Memphis Emulsion, TN	1430 Channel Avenue	O,L
Memphis TN	1285 Channel Avenue	O
Morehead City, NC	105 Arendale Street	L
Muskogee, OK	2501 Port Place	L
New Madrid, MO	#297 Hwy 61 South	O
Newport News, VA	801 Terminal Avenue	O
Northumberland, PA	4th & Duke	O
Parsons, TN	5445 Hwy 412 East	L
Pasco, WA	3152 Selph Landing	L
Pekin, IL	201 S. Levee Road	O
Pueblo, CO	510 West D Street	O
Reading, PA	3847 Pottsville Pike	O
Saginaw, TX	600 Minton Road	O,L
Salina, KS	1100 W. Grand Avenue	O
Salt Lake City, UT	95 West, 1100 North	O
Sedalia, MO	1414 West Morgan Street	O
Spokane, WA (Hillyard)	4327 North Thor Street	L
Spokane, WA (Valley)	E 16710 Euclid Avenue	O
St. Louis, MO	201 East Nagel Avenue	O
Warsaw, IN	2820 E. Durbin Street	O
Woods Cross, UT	991 W. 1500	O

SCHEDULE 1(k)

DESCRIPTION OF SMEP’S TERMINAL ASSETS

Land and Land Improvements

Buildings

Furniture and Fixtures

Machinery and Equipment

Storage Tanks – AC and Residual Fuels

Piping, Electrical, Boilers and related Equipment